================================================================================

                           SCHEDULE 14A INFORMATION
              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           C-Cube Microsystems Inc.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box)

[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)Title of each class of securities to which transaction applies:    N/A

  (2)Aggregate number of securities to which transaction applies:    N/A

  (3) Per unit price or other underlying value of transaction computed
      pursuant to Exchange Act Rule 0-11:    N/A

  (4)Proposed maximum aggregate value of transaction:    N/A

  (5)Total fee paid:    N/A

[_]Fee paid previously with preliminary materials.
[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)Amount Previously Paid:    N/A

  (2)Form, Schedule, or Registration Statement No.:    N/A

  (3)Filing Party:    N/A

  (4)Date Filed:    N/A

================================================================================

                    [LOGO OF C-CUBE MICROSYSTEMS APPEARS HERE]

                                March 17, 1997

Dear Stockholder:

  This year's Annual Meeting of Stockholders ("Annual Meeting") of C-Cube Microsystems Inc. (the "Company") will be held on Tuesday, April 22, 1997 at 1:00 p.m., local time, at the Company's principal executive offices located at 1778 McCarthy Boulevard, Milpitas, California. You are cordially invited to attend.

  The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

  After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

  I would like to take this opportunity to thank Bill O'Meara, who retired from the Board of Directors effective February 18, 1997, for his years of service and dedication to C-Cube. Bill was the Chief Executive Officer of the Company from 1991 to 1995 and was a Board member from 1991 to 1997. His contributions to the Company were enormous and his absence will be felt. We are grateful for Bill's time and effort and wish him all the best in his new endeavors.

  I would also like to warmly welcome Don McKinney, the Chief Executive Officer of International Network Services, as the newest member of the Board of Directors to fill the vacancy left by Bill O'Meara's departure. Don has many valuable years of experience in the networking and semiconductor industries, and I look forward to his making a substantial contribution to the future success of the Company.

  A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 is also enclosed for your information.

  We look forward to seeing you at the Annual Meeting.

                                          Very truly yours,

                                          /s/ Alexandre A. Balkanski
                                          ------------------------------------
                                          Alexandre A. Balkanski
                                          President and Chief Executive
                                           Officer

                           C-CUBE MICROSYSTEMS INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 22, 1997

To the Stockholders:

  The Annual Meeting of Stockholders ("Annual Meeting") of C-Cube Microsystems Inc. (the "Company"), will be held on Tuesday, April 22, 1997, at 1:00 p.m., local time, at C-Cube Microsystems Inc., 1778 McCarthy Boulevard, Milpitas, California 95035, for the following purposes:

  1. To elect two Class III directors to hold office for a three-year term and until their successors are elected and qualified.

  2. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997.

  3. To transact such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 3, 1997 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of C-Cube Microsystems Inc.

                                          By order of the Board of Directors

                                          /s/ Alexandre A. Balkanski
                                          -------------------------------------
                                          Alexandre A. Balkanski
                                          President and Chief Executive
                                           Officer

Milpitas, California
March 17, 1997

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                           C-CUBE MICROSYSTEMS INC.

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL

  The accompanying proxy is solicited by the Board of Directors of C-Cube Microsystems Inc., a Delaware corporation ("C-Cube" or the "Company"), for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held on Tuesday, April 22, 1997, at 1:00 p.m., local time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at the Company's principal executive offices located at 1778 McCarthy Boulevard, Milpitas, California 95035. The date of this Proxy Statement is March 17, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 is enclosed with this Proxy Statement.

SOLICITATION AND VOTING

  The cost of soliciting proxies will be borne by the Company. The Company has engaged Corporate Investor Communications Inc. ("CIC") to assist in the solicitation of proxies for the Annual Meeting. The Company will pay approximately $5,000 in fees for CIC's services and will reimburse CIC for reasonable out-of-pocket costs.

  In addition, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and regular employees to solicit proxies, personally or by telephone, without additional compensation.

  Only stockholders of record as of the close of business on March 3, 1997, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 36,332,320 shares of common stock of the Company, par value $.001 per share ("Common Stock"), issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement.

QUORUM; VOTING OF PROXIES

  The Company's By-Laws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

  While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors and ratification of appointment of the Company's independent public accountants). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal when considered as Votes Cast.

  In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

  All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice ("FOR," "AGAINST" or "ABSTAIN") with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal (other than instances of broker non-votes).

REVOCABILITY OF PROXIES

  A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

                                PROPOSAL NO. 1

                             Election of Directors

  The Company has a classified Board of Directors consisting of two Class I Directors (Donald McKinney and one vacancy), three Class II Directors (Donald
T. Valentine, Alexandre A. Balkanski and Gregorio Reyes), and two Class III Directors (T. J. Rodgers and Baryn S. Futa), who will serve until the annual meetings of stockholders to be held in 1998, 1999 and 1997, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the annual meeting dates. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

  The term of the Class III Directors will expire on the date of the upcoming Annual Meeting. Two people are to be elected to serve as Class III Directors of the Board of Directors at that meeting. Management's nominees for election by the stockholders to these positions are T. J. Rodgers and Baryn S. Futa, the two current Class III Directors of the Board of Directors. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders held in 2000, and until their successors are elected and qualified. The proxies will be voted, unless the authorization to do so is withheld, for the election of the nominees. If any of the nominees declines to serve, the proxies may be voted for such substitute nominees as the Company may designate. It is not presently expected that any of the nominees will decline to serve as a director.

  The directors of the Company, including the Class III Director nominees to be elected at the Annual Meeting, and their ages as of March 3, 1997, are as follows:

                                                                         DIRECTOR
NAME                                   AGE POSITIONS WITH THE COMPANY     SINCE
----                                   --- --------------------------    --------
CLASS I DIRECTOR WHOSE TERM EXPIRES AT
 THE 1998 ANNUAL MEETING OF
 STOCKHOLDERS:
Donald McKinney....................... 47  Director                        1997
CLASS II DIRECTORS WHOSE TERM EXPIRES
 AT THE 1999 ANNUAL MEETING OF
 STOCKHOLDERS:
Donald T. Valentine................... 64  Director                        1992
Alexandre A. Balkanski, Ph.D.......... 36  President, Chief Executive      1993
                                            Officer and Director
Gregorio Reyes........................ 56  Director                        1992
CLASS III DIRECTORS NOMINATED FOR
 ELECTION AT THE 1997 ANNUAL MEETING
 OF STOCKHOLDERS:
T. J. Rodgers......................... 48  Director                        1994
Baryn S. Futa......................... 42  Director                        1994

  Mr. McKinney, the founder of International Network Services, a network service provider, served as President and Chief Executive Officer and Director of International Network Services from its date of inception in August 1991 until January 1996 and has since served as its Chairman of the Board and Chief Executive Officer. Mr. McKinney served as the Vice President of Sales and Marketing of Electronics for Imaging Inc., a provider of hardware and software products for the digital color imaging market, from May 1989 to February 1991. Mr. McKinney was the founding Vice President of Sales, Marketing and Customer Service at Silicon Graphics, Inc. Later Mr. McKinney opened Silicon Graphics' international operations and subsequently was General Manager of its OEM Subsystems Division. Mr. McKinney worked for Silicon Graphics, Inc. from January 1982 to May 1987. Mr. McKinney has also served in various sales, management and consulting positions at Sequoia Capital, Chromatics and International Business Machines Corporation. He is a limited partner of certain entities affiliated with Sequoia Capital. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Certain Relationships and Related Transactions."

  Mr. Valentine has served as Chairman of the Board of Directors since December 1992. He has been a General Partner of Sequoia Capital, a venture capital firm, since 1974. Mr. Valentine is also Chairman of the Board of Elantec, Inc. and Network Appliances Corporation, and Vice Chairman of the Board of Cisco Systems, Inc.

  Dr. Balkanski co-founded the Company in July 1988 as Vice President and was named Senior Vice President in August 1989. From February 1993 to February 1994 Dr. Balkanski was Vice President of Worldwide Sales and Marketing. He served as Executive Vice President from February 1994 to July 1995. He has served as President and Chief Executive Officer since July 1995. He was elected to the Board of Directors in April 1993. Prior to founding C-Cube, Dr. Balkanski was the founder and the President of Diamond Devices Inc., a semiconductor company which was formed to develop fast algorithms and VLSI architectures for digital signal processing. Dr. Balkanski currently serves on the board of directors of Sierra Semiconductor, Inc. and

CKS/Group. Dr. Balkanski holds a B.A. in physics from Harvard College and an M.S. in physics and a Ph.D. in business economics from Harvard University. He is a limited partner of certain entities affiliated with Sequoia Capital. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Certain Relationships and Related Transactions."

  Mr. Reyes has served on the Board of Directors since July 1992. Since August 1994, Mr. Reyes has been a private investor and management consultant. From September 1990 to August 1994, he served as Chairman and Chief Executive Officer of Sunward Technologies, Inc., a provider of rigid disk magnetic recording head products for the data storage industry. Since August 1994, Mr. Reyes has been on special assignment to the office of the President of Sunward Technologies, Inc. From March 1986 to August 1990, Mr. Reyes was Chairman and Chief Executive Officer of American Semiconductor Equipment Technologies. Since January 1995, Mr. Reyes has served as a Chairman of the Board of Sync Research. Mr. Reyes also serves as a director of Western Microtechnology and several privately-held companies. He is a limited partner of certain entities affiliated with Sequoia Capital. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Certain Relationships and Related Transactions."

  Mr. Rodgers has served on the Board of Directors since January 1994. He founded Cypress Semiconductor Corporation in 1983, where he currently serves as President, Chief Executive Officer and a director. Mr. Rodgers also serves as a director of Vitesse Semiconductor. Mr. Rodgers is a limited partner of certain entities affiliated with Sequoia Capital. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Certain Relationships and Related Transactions."

  Mr. Futa has served on the Board of Directors since February 1994. In July 1996, he founded MPEG LA, LLC, a company which was formed to provide licensing access to essential MPEG 2 intellectual property to users of the technology, where he currently serves as Manager and Chief Executive Officer. From September 1988 to June 1996, he served as the Executive Vice President and Chief Operating Officer of Cable Television Laboratories, Inc., a research and development consortium of cable television system operators.

  There is currently one Class I Director vacancy which will remain open while the Board of Directors considers candidates to fill such vacancy.

  See also "STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." A description of the business experience of the other executive officers of the Company is contained in the Company's Annual Report on From 10-K for the fiscal year ended December 31, 1996, filed with the Securities and Exchange Commission and enclosed herewith. There are no family relationships between any of the Company's directors or executive officers.

BOARD MEETINGS AND COMMITTEES

  During the fiscal year ended December 31, 1996, the Board of Directors held nine (9) meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which such director served during the fiscal year ended December 31, 1996.

  The Company has an Audit Committee and a Compensation Committee but does not have a standing nominating committee.

  The Audit Committee's function is to review, with the Company's independent public accountants, management and the Board of Directors, the Company's financial reporting processes and internal financial controls. The Audit Committee reviews the results of the examination of the Company's financial statements by the independent public accountants and the independent public accountants' opinion. The Audit Committee also approves all professional services performed by the independent public accountants, recommends the retention of the independent public accountants to the Board of Directors, subject to ratification by the stockholders, and periodically reviews the Company's accounting policies and internal accounting and financial controls. During 1996, the members of the Audit Committee were Donald T. Valentine and Baryn S. Futa. The Audit Committee held one (1) meeting during the fiscal year ended December 31, 1996.

  The Compensation Committee's primary function is to review and approve the compensation of C-Cube's executive officers. The Compensation Committee also administers the Company's stock option and purchase plans and is responsible for determining the grants of stock options under such plans. The members of the Compensation Committee are Donald T. Valentine and Gregorio Reyes. The Compensation Committee met eight (8) times and conducted numerous telephonic consultations during the fiscal year ended December 31, 1996.

COMPENSATION OF DIRECTORS

  In May 1995, the Board of Directors established a standard compensation for members of the Board of Directors, whereby each director who is not an employee of the Company (an "Outside Director") receives an annual retainer of $12,000 plus $1,000 and reimbursement of reasonable travel expenses for each meeting of the Board of Directors attended. The Company does not pay additional amounts to directors for committee participation or special assignments of the Board of Directors.

  Directors who are not employees are also automatically granted nonqualified options to purchase C-Cube's Common Stock under the Company's 1994 Outside Directors Stock Option Plan (the "Directors Plan"). A total of 450,000 shares of Common Stock have been reserved for issuance under the Directors Plan. Each Outside Director holding office on the effective date of the Directors Plan who did not then hold an option to acquire shares of C-Cube's Common Stock received an option to purchase 40,000 shares of Common Stock on the effective date of the Directors Plan. Each person who is newly elected or appointed as an Outside Director after the effective date of the Directors Plan receives an option to purchase 40,000 shares of Common Stock on the day immediately following such initial election or appointment. Thereafter, each Outside Director generally receives an option to purchase 10,000 shares of Common Stock on each anniversary date. Options granted under the Directors Plan vest over four years and generally must be exercised within ten years. Shares of Common Stock underlying options granted under the Directors Plan vest at the rate of one-fourth (1/4) of the total number of shares of Common Stock underlying the option one year after the date of grant and one forty-eighth (1/48) of such shares on the last date of each full month thereafter until all of the shares of Common Stock underlying the option have vested. The exercise price of the options in all cases will be equal to the fair market value per share of the Common Stock on the date of grant.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The two nominees for Class III Directors receiving the highest number of votes will be elected as Class III Directors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. T. J. RODGERS AND BARYN S. FUTA.

                                PROPOSAL NO. 2

         Ratification of Appointment of Independent Public Accountants

  The Board of Directors of the Company has selected Deloitte & Touche LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1997. Deloitte & Touche LLP has acted in such capacity since its appointment in 1991. Notwithstanding this selection, the Board, in its sole discretion, may direct the appointment of new independent accountants at any time during the year, if the Board concludes that such change is in the best interest of the Company and its stockholders. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of March 3, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1996, whose salary and incentive compensation for the fiscal year ended December 31, 1996 exceeded $100,000, and (iv) all executive officers and directors of the Company as a group:

                                                               SHARES OWNED
                                                           --------------------
                FIVE-PERCENT STOCKHOLDERS,                 NUMBER OF PERCENTAGE
           DIRECTORS AND EXECUTIVE OFFICERS(1)              SHARES    OF CLASS
           -----------------------------------             --------- ----------
FIVE-PERCENT STOCKHOLDERS:
Kubota Corporation(2)..................................... 2,939,002    8.1%
Fuyuhiko Usui
  2880 Lakeside Drive, Suite 131
  Santa Clara, California 95087
Entities affiliated with American Century Companies,
 Inc.(3).................................................. 2,750,000    7.6%
  Twentieth Century Tower
  4500 Main Street
  Kansas City, Missouri 64111
DIRECTORS AND EXECUTIVE OFFICERS:
Donald T. Valentine(4).................................... 1,085,008    3.0%
Alexandre A. Balkanski(5).................................   590,203    1.6%
Nolan Daines(6)...........................................   124,998      *
T. J. Rodgers(7)..........................................   112,270      *
James G. Burke(8).........................................    92,805      *
Richard Foreman(9)........................................    54,430      *
Baryn S. Futa(10).........................................    43,336      *
Mark Allen(11)............................................    36,837      *
Gregorio Reyes(12)........................................     9,659      *
Donald McKinney...........................................     1,014      *
All executive officers and directors as a group
 (12 persons)(4)-(13)..................................... 2,255,127    6.1%

--------
* Represents less than 1%

(1) The persons named in this table have the sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the business address of each of the beneficial owners listed in this table is 1778 McCarthy Boulevard, Milpitas, California 95035.

(2) Based in part on a filing with the Securities and Exchange Commission dated February 13, 1997, reporting beneficial ownership as of December 31, 1996. Includes 2 shares owned directly by Fuyuhiko Usui and 25,000 shares subject to an option held by Mr. Usui that is exercisable within 60 days of March 3, 1997. Mr. Usui is a consultant to and former director of the Company and is a General Manager of Kubota Corporation, and, as a result, Mr. Usui may be deemed to beneficially own the 2,914,000 shares of Common Stock owned by Kubota Corporation. Mr. Usui disclaims beneficial ownership of all such shares owned by Kubota Corporation.

(3) Based on a filing with the Securities and Exchange Commission dated February 3, 1997, reporting beneficial ownership as of December 31, 1996. This joint filing was made by American Century Companies, Inc. ("ACC") on behalf of American Century Investment Management, Inc. ("ACIM"); American Century Mutual Funds, Inc. ("ACMF"); and James E. Stowers, Jr. The filing states that Mr. Stowers controls ACC, which is the parent of ACIM, and that ACIM is an investment advisor to ACMF, an investment company. As a result, the 2,750,000 shares of Common Stock owned by ACMF are deemed to be beneficially owned by Mr. Stowers, ACC and ACIM, each of which disclaims beneficial ownership of such shares.

(4) Includes 15,000 shares subject to an option that is exercisable within 60 days of March 3, 1997. Mr. Valentine is a general partner of certain entities affiliated with Sequoia Capital and, therefore, may be deemed to beneficially own the shares of Common Stock held by such entities, including 868,349 shares held by Sequoia Capital Growth Fund and 52,338 shares held by Sequoia Technology Partners III. However, Mr. Valentine disclaims beneficial ownership of all such shares held by entities affiliated with Sequoia Capital, except those shares as to which he has a direct pecuniary interest.

(5) Includes 305,211 shares subject to options that are exercisable within 60 days of March 3, 1997.

(6) Includes 31,042 shares subject to options that are exercisable within 60 days of March 3, 1997 and 8,715 shares held in trust for the benefit of Mr. Daines and his immediate family members.

(7) Includes 100,000 shares subject to an option that is immediately exercisable, 81,250 of which shares are vested as of 60 days from March 3, 1997, and 2,504 shares held of record by entities affiliated with Sequoia Capital which are beneficially owned by Mr. Rodgers, who is a limited partner of such entities. Also includes 8,750 shares subject to an option that is exercisable within 60 days of March 3, 1997.

(8) Includes 17,354 shares subject to an option that is exercisable within 60 days of March 3, 1997.

(9) Includes 49,167 shares subject to options that are exercisable within 60 days of March 3, 1997.

(10) Includes 35,000 shares subject to an option that is immediately exercisable, 26,667 of which shares are vested as of 60 days from March 3, 1997. Also includes 8,334 shares subject to an option that is exercisable within 60 days of March 3, 1997.

(11) Includes 34,000 shares subject to options that are exercisable within 60 days of March 3, 1997.

(12) Includes 1,144 shares held of record by entities affiliated with Sequoia Capital which are beneficially owned by Mr. Reyes, who is a limited partner of such entities. Also includes 5,000 shares subject to options that are exercisable within 60 days of March 3, 1997.

(13) Includes 215,208 shares subject to options that are immediately exercisable, 141,250 of which shares are vested as of 60 days from March 3, 1997. Also includes 494,524 shares subject to options that are exercisable within 60 days of March 3, 1997.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1996 during the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994:

                          SUMMARY COMPENSATION TABLE



                                       ANNUAL COMPENSATION             LONG-TERM
                                  ----------------------------------- COMPENSATION
                                                         OTHER ANNUAL    AWARDS     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY     BONUS(1)    COMPENSATION  OPTIONS(#)  COMPENSATION
---------------------------  ---- -------    --------    ------------ ------------ ------------
Alexandre A. Balkanski       1996 199,999    487,153        5,400(2)    150,000          0
 President and Chief         1995 187,500(3) 277,345(3)     5,400(2)    500,000          0
 Executive Officer           1994 140,000(4)  56,315(4)     5,400(2)     50,000        731(5)
Nolan Daines                 1996  60,730    463,135(6)         0       250,000          0
 President of DiviCom
  Inc.,                      1995     --         --           --            --         --
 a wholly-owned
  subsidiary of the
  Company                    1994     --         --           --            --         --
James G. Burke               1996 150,000    168,105            0        20,000          0
 Vice President of
  Finance                    1995 147,250    173,067            0        25,000          0
 and Administration,
 Chief Financial Officer
 and Secretary               1994 136,750          0            0             0          0
Mark Allen                   1996 175,000    167,024            0        40,000          0
 Vice President of           1995 145,337    173,143            0       240,000          0
 Operations                  1994     -- (7)     --           --            --         --
Richard Foreman              1996 146,250    168,105            0       100,000          0
 Vice President and Chief    1995 131,250(8)  78,181            0             0          0
 Information Officer         1994  19,615(9)       0            0        60,000          0

(1) The amounts shown under the Bonus column represents cash bonuses earned for the indicated fiscal years.
(2) Consists of car allowances.
(3) Dr. Balkanski has served as President and Chief Executive Officer since July 1995. Dr. Balkanski's compensation for 1995 includes compensation he received for his service as Executive Vice President and Chief Operating Officer until his appointment to the office of President and Chief Executive Officer in July 1995.
(4) Reflects compensation received by Dr. Balkanski for his services as the Company's Executive Vice President and Chief Operating Officer.
(5) Consists of interest forgiven on notes payable to C-Cube.
(6) Includes a bonus of $300,000 granted on August 28, 1996, in connection with the Company's acquisition of DiviCom Inc. Mr. Daines was not a director, officer or employee of the Company prior to this date.
(7) Mr. Allen became an employee of the Company in February 1995.
(8) Includes compensation earned by Mr. Foreman as Director of Information Technology through December 1995.
(9) Mr. Foreman became an employee of the Company in November 1994.

  The Company does not have employment contracts with any of the persons named in the Summary Compensation Table, or any defined benefit or actuarial plan under which benefits are determined primarily by final compensation or average final compensation and years of service.

STOCK OPTION GRANTS

  The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 1996 to the persons named in the Summary Compensation
Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                             INDIVIDUAL GRANTS IN FISCAL 1996
                          --------------------------------------- POTENTIAL REALIZABLE
                                                                        VALUE AT
                                  % OF TOTAL                      ASSUMED ANNUAL RATES
                                   OPTIONS                           OF STOCK PRICE
                                  GRANTED TO EXERCISE               APPRECIATION FOR
                          OPTIONS EMPLOYEES   OR BASE                OPTION TERM(2)
                          GRANTED IN FISCAL    PRICE   EXPIRATION --------------------
    NAME                    (#)      YEAR    ($/SH)(1)    DATE     5% ($)    10% ($)
    ----                  ------- ---------- --------- ---------- --------- ----------
Alexandre A. Balkanski..  150,000    1.9      54.000    04/11/06  5,097,858 12,915,383
Nolan Daines............  250,000    3.2      38.125    08/28/06  5,965,124 15,100,147
James G. Burke..........   20,000    0.3      54.000    04/11/06    679,714  1,772,051
Mark Allen..............   40,000    0.5      38.125    04/11/06    908,776  2,275,544
Richard Foreman.........  100,000    1.3      38.125    01/17/06  2,204,005  5,482,723

--------
(1) Options were granted at an exercise price equal to the fair market value per share of C-Cube's Common Stock as of the date of the grant.
(2) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to date.

STOCK OPTION EXERCISES

  The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended December 31, 1996, and unexercised options held as of December 31, 1996, by the persons named in the Summary Compensation Table:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

                                                                            VALUE OF UNEXERCISED
                                                  NUMBER OF UNEXERCISED         IN-THE-MONEY
                                                   OPTIONS AT 12/31/96     OPTIONS AT 12/31/96(2)
                                                ------------------------- -------------------------
                            SHARES      VALUE
                          ACQUIRED ON REALIZED                            EXERCISABLE UNEXERCISABLE
          NAME             EXERCISE    ($)(1)   EXERCISABLE UNEXERCISABLE     ($)          ($)
          ----            ----------- --------- ----------- ------------- ----------- -------------
Alexandre A. Balkanski..     58,794   2,582,178   236,460      437,292     6,302,635    8,923,187
Nolan Daines............      2,375      97,969    13,875      239,750        39,187       64,125
James G. Burke..........          0           0    13,084       31,916       302,093      422,907
Mark Allen..............    100,667   4,685,365    11,333      168,000       290,000    3,770,000
Richard Foreman.........          0           0    36,250      123,750       859,375      790,625

--------
(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.
(2) Based upon the market price of $36.500 per share, which was the closing price per share of Common Stock on the Nasdaq National Market on December 31, 1996, less the option exercise price payable per share.

STOCK OPTION REPRICING

  The following table sets forth all repricings of stock options held by the Company's executive officers since the Company's initial public offering in April 1994. See "REPORT OF THE BOARD OF DIRECTORS AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION--Stock Option Repricing."

                          TEN-YEAR OPTION REPRICINGS

                                                                                   LENGTH OF
                                  NUMBER OF                                         ORIGINAL
                                 SECURITIES  MARKET PRICE   EXERCISE              OPTION TERM
                                 UNDERLYING  OF STOCK AT  PRICE AT TIME           REMAINING AT
                                  OPTIONS/     TIME OF    OF REPRICING              DATE OF
                                    SARS     REPRICING OR      OR          NEW    REPRICING OR
                                 REPRICED OR  AMENDMENT     AMENDMENT   EXERCISE   AMENDMENT
          NAME            DATE   AMENDED (#)     ($)           ($)      PRICE ($) (YEARS/DAYS)
          ----           ------- ----------- ------------ ------------- --------- ------------
Mark Allen.............. 9/11/96    40,000      38.125       54.000      38.125      9/212
Brian Connors........... 9/11/96    20,000      38.125       54.000      38.125      9/212
Nolan Daines............ 9/11/96   250,000      38.125       39.125      38.125      9/351
Richard Foreman......... 9/11/96   100,000      38.125       48.500      38.125      9/128
Sai-Wai Fu.............. 9/11/96    25,000      38.125       54.000      38.125      9/212
Didier Le Gall.......... 9/11/96    40,000      38.125       54.000      38.125      9/212
Sanjeev Renjen.......... 9/11/96    50,000      38.125       54.000      38.125      9/212

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee reviews and approves the compensation of C-Cube's executive officers and administers the Company's stock option and purchase plans. Donald T. Valentine and Gregorio Reyes served during the fiscal year ended December 31, 1996 as members of the Compensation Committee of the Board of Directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

  In June 1993, March 1994 and March 1996, the Company granted options to Pierre Lamond to purchase up to 100,000 shares, 20,000 shares and 20,000 shares, respectively, of the Company's Common Stock at prices per share of $0.50, $6.75 and $38.125, respectively, the first of which options was subsequently exercised. Such options were granted in connection with Mr. Lamond providing certain services and assistance to the Company. Mr. Valentine and Mr. Lamond are general partners of Sequoia Capital. Entities affiliated with Sequoia Capital hold of record more than 5% of the outstanding shares of C-Cube.

CHANGE-IN-CONTROL ARRANGEMENTS

  The Company's 1990 Stock Plan (the "1990 Plan") provides that in the event of a transfer of control (as defined in the 1990 Plan) of the Company, the Board of Directors will either (i) provide that any unexercisable and/or unvested portion of the outstanding awards shall be immediately exercisable and vested as of a date prior to the transfer of control or (ii) arrange with the surviving, continuing, successor or purchasing corporation, as the case may be (the "Acquiring Corporation"), to either assume the Company's rights and obligations under outstanding awards or substitute awards for the Acquiring Corporation's stock for such outstanding awards. Any awards which are neither exercised as of the date of the transfer of control nor assumed nor substituted by the Acquiring Corporation shall terminate effective as of the date of the transfer of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In June 1993, March 1994 and March 1996, the Company granted options to Pierre Lamond to purchase up to 100,000 shares, 20,000 shares and 20,000 shares, respectively, of the Company's Common Stock at prices per share of $0.50, $6.75 and $38.125, respectively, the first of which options was subsequently exercised. Such options were granted in connection with Mr. Lamond providing certain services and assistance to the Company. Mr. Valentine and Mr. Lamond are general partners of Sequoia Capital. Entities affiliated with Sequoia Capital hold of record more than 5% of the outstanding shares of C-Cube.

  In payment of the exercise price of options to purchase the Company's Common Stock exercised in February 1993 by William J. O'Meara, the Company accepted a promissory note from Mr. O'Meara in the principal amount of $525,000, with interest payable thereon at the rate of 6.22% per annum. As of December 31, 1996, the balance due on such loan was approximately $304,609. Such loan was paid in full in March 1997. Mr. O'Meara was a director of the Company as of December 31, 1996 and retired from that position effective February 18, 1997.

  The Company granted a nonqualified stock option to Donald T. Valentine in February 1993, but through an oversight failed to deliver the option to Mr. Valentine in a timely manner. As a result, Mr. Valentine incurred less favorable tax consequences when he exercised the option than he would have incurred had the option been timely issued by the Company and exercised immediately thereafter by Mr. Valentine. The Company, however, gained from this oversight by receiving a tax benefit. To rectify this matter, in June 1994 the Company entered into a tax agreement with Mr. Valentine pursuant to which the Company (i) made payments to Mr. Valentine of

$192,267, the amount necessary to compensate him for the adverse tax consequences, (ii) guaranteed a loan from a bank to Mr. Valentine in the amount of $279,647 and (iii) made payments to Mr. Valentine in an amount sufficient to compensate Mr. Valentine for the interest thereon. The results of this arrangement have not adversely affected the Company's cash flow, and the Company believes that overall consequences of this arrangement to the Company's financial performance in any period were not significant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock for fiscal year 1996 to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

  Based solely on the Company's review of such forms furnished to the Company for fiscal year 1996 and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with.

              REPORT OF THE BOARD OF DIRECTORS AND COMPENSATION
                     COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Company's Board of Directors (the "Committee") has the exclusive authority to establish the cash compensation for all executive officers of the Company, including the Chief Executive Officer. The Committee also administers the Company's stock option and purchase plans and makes grants to executive officers under such plans. The Committee makes general recommendations regarding the plans to the Board and reviews grants to executive officers. The Committee and the Board consult with management and approve the compensation offered to newly hired executives at the time offers are made to them. Thereafter, on an annual basis at the time of each executive officer's performance review, the Committee and the Board meets to review and approve the compensation of each individual executive officer.

  The goals of the Committee and the Board are to:

  . attract, retain and motivate highly qualified employees and executive officers who contribute to the long-term success of the Company

  . align the compensation of executives with business objectives and performance

  . align incentives for executive officers with the interests of stockholders in maximizing stock value

  Through 1994, it had been the Committee's objective to provide compensation exclusively through fixed salaries and long-term stock-based incentive awards which serve to align the interests of the executive officers and stockholders. The Committee had set salaries at levels which, in the Committee members' experience, are at or below the median level for technology companies that are comparable to the Company in age, number of employees and revenue. For fiscal year 1995 and future years, the Committee and the Board adopted the Management and Key Employee Performance Bonus Plan which provides for an annual variable performance award payable in cash tied to specific measures of the Company's financial performance as well as individual performance based upon individual performance objectives. The Committee and the Board adopted this change in order to provide strong performance-based incentives.

  As a result of federal tax legislation, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any fiscal year. No officer of the Company has received compensation in excess of $1 million to date. The Committee and the Board will continue to monitor this issue and will formulate a policy with respect to this limitation on deductibility if and when appropriate.

BASE SALARY

  For fiscal year 1996, the base salary of each executive officer was set based upon the results of the executive's performance review. Each executive is reviewed annually by the Chief Executive Officer and other members of management and given specific objectives, with the objectives varying based upon the executive's position and responsibilities and the specific objectives for that position for the coming year. At the next annual review, the management of the Company reviews the performance of the executive versus the objectives. The results of this review are then reported to the Compensation Committee along with management's compensation recommendation and the Compensation Committee then determines whether base salary should be adjusted for the coming year.

LONG-TERM INCENTIVE COMPENSATION

  Through fiscal year 1994, the executive officers of the Company had been granted options only at the time the officer joined the Company. Grants of stock options are designed to align the interests of executive officers with those of stockholders. The size of these grants is generally set at a level which the Board feels is in proportion with the role and responsibility of the executive, as well as his or her opportunity to effect the Company's performance, while also being sufficient to attract the executive to accept employment with the Company. The Board had generally not made additional awards to executive officers once they joined the Company except upon a promotion. However, beginning in fiscal year 1995, the Board made additional awards based on annual performance reviews of each executive officer and the Board will continue to grant future additional options on a case-by-case basis depending on the annual performance review.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The salary for the Company's President and Chief Executive Officer, Alexandre A. Balkanski, was $199,999 for fiscal year 1996. Dr. Balkanski was also granted options to purchase 150,000 shares in light of his significant contributions to the Company. In making its decision, in addition to the factors considered for each executive officer as described above, the Committee reviewed Dr. Balkanski's experience and contribution to the Company's performance during the prior fiscal year and the experience of each of the Committee members with the compensation levels of similarly situated chief executive officers.

STOCK OPTION REPRICING

  In September 1996, the Board of Directors offered to all employees (except the President and the Chief Financial Officer) the opportunity to cancel outstanding options with exercise prices in excess of $38.125 per share (the fair market value of the Company's Common Stock at that time) in exchange for options exercisable at $38.125 per share. The terms of the repriced options were identical to those of the canceled options except that the repriced options are subject to new vesting periods beginning on the respective dates they were issued. The option exchange was an acknowledgment of the importance to the Company of having equity incentives in the hands of key employees. Stock option which are "out of the money" provide no particular compensatory incentive if an employee is considering alternative opportunities. The renewed vesting period incurred in the option exchange was viewed as a means of retaining the services of valued employees for a longer period of time. The Committee decided to include officers in the exchange because of the importance of their administrative and technical leadership to the success of the Company's business.

BOARD OF DIRECTORS                        COMPENSATION COMMITTEE


Donald T. Valentine                       Donald T. Valentine
Alexandre A. Balkanski                    Gregorio Reyes
Gregorio Reyes
T. J. Rodgers
Baryn S. Futa
Donald McKinney

                       COMPARISON OF STOCKHOLDER RETURN

  Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Composite Index and the Electronic Components Index for the period commencing on April 20, 1994(1) and ending on December 31, 1996.(2)


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               FROM APRIL 20, 1994 THROUGH DECEMBER 31, 1996:(3)

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           C-CUBE            NASDAQ STOCK  NASDAQ ELECTRONIC
(Fiscal Year Covered)        MICROSYSTEMS INC  MARKET        COMPONENTS STOCKS
-------------------          ----------------  ------------  -----------------
Measurement Pt- 04/20/94     $100              $100          $100
FYE 12/31/94                 $127              $103          $109
FYE 12/31/95                 $833              $146          $181
FYE 12/31/96                 $493              $180          $313

                                                APRIL DECEMBER DECEMBER DECEMBER
                                                1994    1994     1995     1996
                                                ----- -------- -------- --------
Nasdaq Stock Market (US & Foreign).............  100    103      146      180
Nasdaq Electronic Components Stocks............  100    109      181      313
C-Cube Microsystems Inc........................  100    127      833      493

--------
(1) The Company's initial public offering commenced on April 21, 1994. For purposes of this presentation, the Company has assumed that its initial offering price of $7.50 would have been the closing sale price on April 20, 1994, the day prior to commencement of trading.
(2) Assumes $100 invested on April 20, 1994 in each investment.
(3) Total return assumes reinvestment of dividends. Past results are not an indication of future investment returns.

         STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

  Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 1778 McCarthy Boulevard, Milpitas, California 95035, no later than November 17, 1997, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Alexander A. Balkanski
                                          --------------------------------------
                                          Alexandre A. Balkanski
                                          President and Chief Executive
                                           Officer

March 17, 1997

PROXY                        C-CUBE MICROSYSTEMS INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

       The undersigned hereby appoints Alexandre A. Balkanski and Richard Foreman, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in C-Cube Microsystems Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at the principal executive offices of the Company at 1778 McCarthy Boulevard, Milpitas, California 95035 on April 17, 1997 at 1:00 p.m. Pacific Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated March 22, 1997 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

       THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.
                                                  ---

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

                                                                     SEE REVERSE
                                                                         SIDE



    PLEASE MARK
    VOTES AS IN
[X] THIS EXAMPLE

A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1. ELECTION OF CLASS III   MARK HERE IF  2. PROPOSAL TO     FOR AGAINST ABSTAIN
   DIRECTORS.              YOU PLAN TO      RATIFY THE      [_]   [_]     [_]
                           ATTEND THE       APPOINTMENT OF
NOMINEES: BARYN S. FUTA    MEETING [_]      DELOITTE &
AND T.J. RODGERS                            TOUCHE LLP AS
                           MARK HERE        THE COMPANY'S
  FOR    WITHHELD          FOR ADDRESS      INDEPENDENT
  [_]      [_]             CHANGE           PUBLIC
                           AND NOTE         ACCOUNTANTS FOR
                           BELOW [_]        THE FISCAL YEAR
[_] ____________________                    ENDING DECEMBER
    For all nominees                        31, 1997.
    except as noted above

CHANGE OF ADDRESS:

WHETHER OR NOT YOU PLAN TO ATTEND THE
MEETING IN PERSON, YOU ARE URGED TO
SIGN AND PROMPTLY MAIL THIS PROXY IN    Signature: ________________ Date _______
THE RETURN ENVELOPE SO THAT YOUR STOCK
MAY BE REPRESENTED AT THE MEETING.      Signature: ________________ Date _______